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                                                                   Exhibit 10.6

[Other Senior Management]



                                   _____________, 1996



PERSONAL AND CONFIDENTIAL

[Executive]
[Address]


                           Re:  Transaction Bonus Plan
                                ----------------------

Dear _________:

          As you know, a decision has been made to pursue the sale of Spalding & Evenflo Companies, Inc. (the "Company"). You are a valued executive officer of either the Company or Evenflo Company ("Evenflo"), and the Company's Board of Directors (the "Board") wants you to remain with the Company or Evenflo and continue to provide leadership until such a sale has been completed. More importantly, we believe that your active participation in the sale process could have a substantial impact on the success of this transaction.

          This letter sets out all of the terms of an arrangement that the Board has established under which you and certain other key executives of the Company and/or Evenflo will be eligible to receive both a cash transaction bonus and an LTI Unit transaction bonus upon the successful sale of the Company. This Transaction Bonus Plan (the "Plan") will remain in effect (the "Incentive Period") until the earlier of

          -    the date of the closing of a sale of the Company,

          - January 31, 1997, if by that date a sale has not occurred and a definitive agreement for a sale has not been entered into, or

          - June 30, 1997, if by December 31, 1996 a definitive agreement for a sale has been entered into, but the sale has not closed.



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                                       -2-

          The Plan is not an employment agreement. It does not change any of the terms and conditions of your employment with the Company or Evenflo. You and the Company or Evenflo (as the case may be) each retain the right to terminate your employment with the Company and Evenflo at any time for any reason. If the Company is not sold during the Incentive Period, the Plan will end and will not be continued.

          For purposes of this letter, the sale will be deemed to occur if, in one or more separate or related transactions, (i) in the case of all Plan Participants, more than 50% of the common stock of the Company or of E&S Holdings ("Holdings") is sold to one or more purchaser(s) or group of purchasers unrelated to the Cisneros Group ("CG"), or (ii) in the case of Plan Participants that are employees of Evenflo, the sale of more than 50% of the common stock or the operating assets of Evenflo is sold to a Purchaser unrelated to CG (individually or collectively, a "Qualified Transaction"). An entity is related to CG if CG owns, directly or indirectly, more than 30% percent of the equity interests of such entity.

TRANSACTION BONUS AMOUNTS

          If you are an employee of the Company or Evenflo upon the closing of a Qualified Transaction during the Incentive Period and if the Qualified Transaction relates to you, you will be entitled to receive (i) a lump-sum cash award (the "Cash Bonus"), and (ii) an LTI Unit award (the "LTI Bonus"), each as determined under the following schedule(1):

                          TRANSACTION BONUSES SCHEDULE

                   Net                          Threshold Bonus Multiples
            Transaction Value             Cash Bonus(2)     LTI Bonus Units(3)
            -----------------             -------------     ------------------

        Threshold Net Transaction
           Value Price (NTVP)                 1.00                   0
               1.05(NTVP)                     1.25                   0
               1.10(NTVP)                     1.50                 1.00
               1.15(NTVP)                     1.75                 1.25
               1.20(NTVP)                     2.00                 1.50
               1.25(NTVP)                     2.00                 1.75
               1.30(NTVP)                     2.00                 2.00
               1.35(NTVP)                     2.00                 2.25
               1.40(NTVP)                     2.00                 2.50
               1.45(NTVP)                     2.00                 2.75
               1.50(NTVP)                     2.00                 3.00


---------------------
(1) The Board retains the discretion to reduce an individual Cash Bonus and/or LTI Bonus award in the event of your substantial underperformance.

(2)  Your threshold Cash Bonus equals $______.

(3)  Your threshold LTI Bonus equals __ units.



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                                       -3-

The Cash Bonus will be paid and the LTI Bonus units will be vested at the closing of a Qualified Transaction that relates to you.

          The Transaction Bonuses Schedule was set by the Board, after consultation with outside advisors retained by the Company with respect to the proposed sale, for the sale of all of the voting stock of the Company or Holdings and does not include for this purpose the values placed upon certain non-operating assets that do not contribute to the operating earnings of the Company or Holdings (collectively, the "Selected Assets"). If less than all of the voting stock of the Company or Holdings is sold, the NTVP requirements will be adjusted and/or pro-rated by the Board (in its sole discretion), but the Threshold Bonus Multiples will not be changed. The NTVP is determined before adjustment for legal or investment banking fees or any hold-back or reserve provisions, but after deduction for the fair market value of the Selected Assets.

          If, during the Incentive Period, your employment is terminated by the Company or Evenflo without "Cause" or you resign for "Good Reason", you will be entitled to receive any Cash Bonus and any LTI Bonus to which you would have become entitled if you had remained an employee of the Company or Evenflo at the closing of the sale. For this purpose, "Cause" means an act or acts of personal dishonesty taken by you and intended to result in your substantial personal enrichment at the expense of the Company or Evenflo or your repeated willful failure to (i) perform your current duties at the Company or Evenflo or (ii) participate actively and affirmatively in the sale of the Company as reasonably requested by the Board or the chief executive officer of the Company. "Good Reason" means a purposeful and material failure by the Company to maintain the current terms and conditions of your employment, other than a reassignment reasonably related to the proposed sale of the Company.

          Also, if your employment is terminated during the Incentive Period by reason of your disability (as determined in accordance with the Company's or Evenflo's long-term disability benefit program) or death, you or your legal representative, as appropriate, will be entitled to receive any Cash Bonus and any LTI Bonus to which you would otherwise have become entitled.

          However, if during the Incentive Period your employment is terminated by the Company or Evenflo for Cause or by you other than for Good Reason, you will not be entitled to receive any Cash Bonus and any LTI Bonus.

MISCELLANEOUS

          You agree not to disclose any confidential information relating to the Company or Evenflo and/or its current shareholders (and their respective businesses) to anyone other than those designated by the Company, except as you may otherwise be required by law, subpoena or service of process.

          Payments to be made to you or on your behalf under the Plan shall be reduced by applicable taxes and withholdings.

          Neither the Company, Evenflo nor their shareholders are under any obligation, express or implied, by virtue of this letter or otherwise, to enter into any transaction at any time.


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                                       -4-

          Please indicate your agreement with the foregoing by signing both copies of this letter where indicated below and returning one fully executed copy to [Attorney], Esq., General Counsel, at Spalding & Evenflo Companies, Inc., 601 S. Harbour Island Boulevard, Suite 200, Tampa, Florida 33602-3141. This letter will then become an agreement between you and the Company.

          I personally want to thank you again for the outstanding contribution that you have made to the success of the Company, and I look forward to your valuable assistance in a successful sale transaction. This is a time when we all need to pull together.


                              Sincerely yours,

                              SPALDING & EVENFLO COMPANIES, INC.



                              By:_____________________________________
                                 Name:
                                 Title:




Accepted and Agreed to:


______________________
        [Executive]